Exhibit 10.3

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

ISRAELI SUBPLAN

OF THE 2020 LONG-TERM EQUITY-BASED INCENTIVE PLAN

1.	PURPOSE

The purpose of this subplan (the “Israeli Subplan”) is to supplement the Teva Pharmaceutical Industries Limited 2020 Long-Term Equity-Based Incentive Plan (the “Plan”) in setting the framework for the grant of Awards to Israeli 102 Participants (as such term is defined below), and to allow for favorable tax treatment under the applicable provisions of Section 102 (as such term is defined below).

2.	GENERAL

2.1.	This Israeli Subplan shall apply only to Israeli 102 Participants. The provisions specified hereunder shall form an integral part of the Plan.

2.2.

The Plan and this Israeli Subplan are complementary to each other and shall be deemed as one. Other than subject to requirements of Section 102, in the event of any conflict, whether explicit or implied, between the provisions of this Israeli Subplan and the Plan, the provisions set out in the Plan shall prevail.

2.3.	Any capitalized term not specifically defined in this Israeli Subplan shall be construed according to the interpretation given to it in the Plan.

3.	DEFINITIONS

3.1.	“Israeli 102 Participant” means an Eligible Person who is an Employee, as such term is defined in Section 102.

3.2.	“Israeli Award Agreement” means the Israeli Award Agreement between the Company and an Israeli 102 Participant that sets out the terms and conditions of an Award.

3.3.	“ITA” means the Israeli Tax Authority.

3.4.	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

3.5.	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

3.6.	“Settlement” means the settlement of Awards upon exercise and/or vesting and/or being earned (as relevant) into Shares.

3.7.	“Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a).

3.8.

“Trustee 102 Award” means an Award granted to an Israeli 102 Participant pursuant to Section 102(b), for the benefit of an Israeli 102 Participant, provided that such Award shall be Settled using only Shares.

4.	GRANT OF AWARDS

4.1.	Awards hereunder to Israeli 102 Participants shall be granted pursuant to Section 102, as Trustee 102 Awards.

4.2.

Trustee 102 Awards shall be granted under the capital gain tax route in accordance with the provisions of Section 102(b)(3). Such tax route shall apply to: all Trustee 102 Awards granted under this Israeli Subplan, all rights to purchase Shares derived from the Trustee 102 Awards and all Shares received following any realization of rights derived from the Trustee 102 Awards, including, without limitation, share dividends, under the Plan, unless the Company has elected otherwise in accordance with the provisions of Section 102(g).

4.3.	All Trustee 102 Awards shall be held in trust by a Trustee, as described in Section 5 below.

4.4.	The grant of Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

5.	TRUSTEE

5.1.

The Company shall enter into an agreement with a Trustee prior to granting any Trustee 102 Awards under this Israeli Subplan, and the provisions of such agreement (including any amendments thereto) shall be binding upon each Israeli 102 Participant.

5.2.

Trustee 102 Awards and/or any Shares allocated or issued upon Settlement of a Trustee 102 Award and/or any rights to purchase Shares derived from the Trustee 102 Awards and/or other Shares received following any realization of rights derived from the Trustee 102 Awards, including, without limitation, share dividends, under the Plan shall be allocated or issued to the Trustee, for the benefit of the Israeli 102 Participants, in accordance with the provisions of Section 102.

5.3.

Subject to the provisions of Section 102, an Israeli 102 Participant shall not sell or release from trust any Share received upon the Settlement of a Trustee 102 Award and/or any Shares or rights to purchase Shares derived from the Trustee 102 Awards, including, without limitation, share dividends, under the Plan, until the lapse of the period of time required under Section 102 (the “Lockup Period”). Notwithstanding the aforesaid, it is agreed that in the event that Israeli 102 Participant seeks to sell or release from trust such Trustee 102 Award and/or any Shares or rights to purchase Shares derived from the Trustee 102 Awards before the end of the Lockup Period, such sell or release will be considered as a violation of the provisions of Section 102 and all consequences arising from such violation, including the resulting tax payments, shall apply to the Participant, and the Trustee shall withhold and deduct all tax and other mandatory payments required in relation thereto, according to the maximum rates under applicable law.

6.	SETTLEMENT OF TRUSTEE 102 AWARDS

Settlement of Trustee 102 Awards, and sale and/or transfer of Shares, shall be subject to the terms and conditions and the method, as may be determined by the Company and/or the Trustee, in accordance with the requirements of Section 102.

7.	NON-TRANSFERABILITY BY THE TRUSTEE

Notwithstanding any other provision of the Plan, as long as Trustee 102 Awards or Shares allocated or issued hereunder are held by the Trustee on behalf of the Israeli 102 Participant, all rights of the Israeli 102 Participant over the Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution, in each case as determined by a probate court of competent jurisdiction.

8.	INTEGRATION OF SECTION 102 AND ITA’S APPROVALS

8.1.

Notwithstanding anything to the contrary herein, Trustee 102 Awards may be granted under a different mechanism than that described herein, such as by the use of a ‘Supervisor Trustee’ ( ) mechanism, subject to receipt of an approval issued by the ITA that such mechanism complies with Section 102 and provided such grants are made in accordance with said approval and the provisions therein.

8.2.

With regard to Trustee 102 Award, the provisions of the Plan and/or the Israeli Subplan and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA, including without limitation, any approval regarding ‘Supervisor Trustee’ ( ), and the said provisions shall be deemed an integral part of the Plan, the Israeli Subplan and the Israeli Award Agreement.

8.3.

Any provision of Section 102 and/or said approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, the Israeli Subplan or the Israeli Award Agreement, shall be considered binding upon the Company and the Israeli 102 Participants.

9.	GOVERNING LAW AND JURISDICTION

9.1.	This Israeli Subplan shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws.

9.2.	The exclusive jurisdiction in any matter arising in connection with this Israeli Subplan shall be vested in the competent courts of Tel Aviv -Jaffa.

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